Exhibit (i)

CONSENT OF SHEARMAN & STERLING LLP

We hereby consent to the reference to our firm included in the prospectuses and statements of additional information of Fidelity Total Bond Fund and Fidelity Ultra-Short Bond Fund of Fidelity Income Fund filed as part of this Post-Effective Amendment No. 60 to the Registration Statement (File Nos. 002-92661 and 811-04085) and to the use of our opinion of counsel, incorporated by reference to Exhibit (i) to Post-Effective Amendment No. 58 to the Registration Statement on Form N-1A (File Nos. 002-92661 and 811-04085).

/s/Shearman & Sterling LLP

Shearman & Sterling LLP

New York, NY

June 10, 2004